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                                                                    EXHIBIT 99.2



                                           Contact: Shawn K. Singh, J.D.
                                                    Chief Administrative Officer
                                                    650/358-1451


         SCICLONE REPORTS $2 MILLION ZADAXIN(R) SALES IN SECOND QUARTER
            AND COMPLETES $4 MILLION INSTITUTIONAL PRIVATE PLACEMENT


San Mateo, CA, July 22, 1999 - SciClone Pharmaceuticals (Nasdaq: SCLN) today reported financial results for the second quarter ended June 30, 1999 and announced it has completed a $4 million institutional private placement aimed at enabling the Company to achieve profitable operations by the end of 2000.

For the second quarter, SciClone reported record ZADAXIN sales of $2,001,000, a 150% increase over the quarter ended June 30, 1998 and a 27% increase over the first quarter of 1999. Additional second quarter 1999 revenues of $107,000 resulted from the initial installment of a grant from the Cystic Fibrosis Foundation for phase 2 development of CPX, the Company's drug for cystic fibrosis. Net loss for the quarter was $1,511,000 ($0.07 per share), compared to a net loss of $6,848,000 ($0.44 per share) for the second quarter of 1998. Net loss for the quarter reflects a one-time reversal of an accrual for research and development expense. Last year's second quarter included a one-time non-cash expense of $3,143,000. For the six months ended June 30, 1999, SciClone reported a net loss of $4,134,000 ($0.20 per share), compared to a net loss of $10,533,000 ($0.68 per share) for the same period in 1998.

SciClone also said it has completed a $4 million private placement with strategic institutional investors led by Brown Simpson Asset Management and New York Life Insurance Company. The offering, structured similarly to the Company's $2 million private placement earlier this month, consisted of units of approximately 2.5 million shares of common stock, each accompanied by a warrant to purchase one share of common stock.

"With our sixth consecutive quarter of better than 25% quarter-to-quarter sales growth we remain right on track to meet our near-term goal of self-sustaining profitable operations by the end of 2000," said Donald R. Sellers, SciClone's President and Chief Executive Officer. "We are very pleased to have this strong


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SCICLONE REPORTS $2 MILLION ZADAXIN SALES IN SECOND QUARTER AND COMPLETES $4
MILLION INSTITUTIONAL PRIVATE PLACEMENT
July 22, 1999
Page 2 of 2

group of strategic institutional investors. We believe the $7.5 million we have raised since April has essentially removed the financial risk from our near-term goal, and allows management to execute our plan for significant long-term earnings growth."

The Company's cash and investments currently total approximately $6.4 million.

ZADAXIN is approved for marketing in 14 countries, principally as a treatment for hepatitis B and hepatitis C. SciClone has filed for ZADAXIN marketing approval in 19 additional countries.

SciClone Pharmaceuticals is a global biopharmaceutical company that acquires, develops and commercializes specialist-oriented drugs for treating chronic and life-threatening diseases, such as hepatitis B, hepatitis C, cystic fibrosis, cancer and immune system disorders. Press releases and corporate information from SciClone Pharmaceuticals are available on the Internet at www.sciclone.com or by calling the Company's Investor Relations Department at 800/724-2566. SciClone's common stock is listed on the Nasdaq National Market[R] under the symbol SCLN.

The information in this press release includes certain forward-looking statements concerning the Company's current expectations regarding future events, including the Company's expectations regarding funding of operations, financing and corporate partnering activities, its ability to continue growth in ZADAXIN sales, to operate profitably and achieve significant earnings growth by the end of the fourth quarter of the year 2000. Actual events could differ materially from those projected herein. Actual events or results could differ materially depending upon a number of factors, including future ZADAXIN sales in particular. Investors should consult the Company's filings with the Securities and Exchange Commission, particularly the Company's Annual Report on Form 10-K for the year ended December 31, 1998, for additional information on risks and uncertainties relating to these forward-looking statements.